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                                                                   EXHIBIT 99.1


CONTACTS:

(MEDIA):        TONY LENTINI      (713/296-6227)
                BILL MINTZ        (713/296-7276)
                DAVID HIGGINS     (713/296-6690)

(INVESTOR):     BOB DYE           (713/296-6662)

(WEB SITE):     WWW.APACHECORP.COM

                                                          FOR IMMEDIATE RELEASE

       APACHE SHAREHOLDERS APPROVE PROPOSAL TO INCREASE AUTHORIZED SHARES;
                    2-FOR-1 STOCK SPLIT SET FOR JAN. 14, 2004

         Houston, Dec. 18, 2003 - Apache Corporation (NYSE: APA) announced that holders of its common stock have approved a proposal to increase the number of authorized common shares to 430 million from 215 million in order to complete a previously announced two-for-one stock split.

         The record date for the stock split is Dec. 31, 2003. The additional shares will be distributed on Jan. 14, 2004.

         Approval of the proposal came on a day when Apache's common shares closed at a record $81.00 per share in trading on the New York Stock Exchange.

         Holders of 140 million shares - 86.5 percent of common shares outstanding or 98.6 percent of shares participating in the special meeting - voted in favor of the proposal.

         "We are gratified by the continued confidence of our shareholders as reflected by this strong vote," said Raymond Plank, founder and chairman.

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, Australia, Egypt, and the United Kingdom North Sea.